Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: February 1, 2018
Investor Relations
CONTACT: Kelly Boyer
PHONE: 412-248-8287
Corporate Relations - Media
CONTACT: Christina Sutter
PHONE: 724-539-5708
KENNAMETAL ANNOUNCES FISCAL 2018 SECOND QUARTER RESULTS

•	Stronger than expected operating results in Q2 FY18:

–	Year-over-year sales growth of 17 percent

–	Reported earnings per diluted share (EPS) of $0.50; adjusted EPS of $0.52 includes estimated $0.08 increased tax expense triggered by tax reform

•	Increasing outlook expectations for full fiscal year:

–	Organic sales growth outlook of 9%-11% increased from previous outlook of 5%-7%

–	Adjusted EPS outlook increased from $2.30-$2.60 to $2.40-$2.70; includes higher estimated tax expense of $0.15-$0.20 per share triggered by tax reform

–	Tax reform not expected to have a material effect on cash flows in fiscal 2018

•	Long-term effect of tax reform expected to be positive:

–	Adjusted effective tax rate (ETR) outlook expectation changes from mid-20s to low-20s
PITTSBURGH, (February 1, 2018) – Kennametal Inc. (NYSE: KMT) today reported results for its fiscal 2018 second quarter ended December 31, 2017, with EPS of $0.50, compared with EPS of $0.09 in the prior year quarter. Adjusted EPS were $0.52 in the current quarter compared with $0.24 in the prior year quarter.
“I’m pleased to report that Kennametal has posted another strong operating quarter,” commented Chris Rossi, Kennametal president and CEO. “The markets are continuing to show strength right now, and our growth initiatives are taking hold. By working on our simplification initiatives, we have put the foundation in place for our modernization program to generate further margin improvement. I believe the plans we have in place now will result in strengthening margins as we move in a disciplined manner through our three-year plan."
Mr. Rossi continued, “As with many companies, the results this quarter were affected by U.S. tax reform. A unique aspect this quarter was the earlier than anticipated release of the valuation allowance on U.S. deferred tax assets due to tax reform. For this quarter, this amounted to an estimated $0.08 negative effect to adjusted EPS. The long-term effects of tax reform, however, are expected to be positive."
This earnings release contains non-GAAP financial measures. Reconciliations of all non-GAAP financial measures are set forth in the tables attached to this earnings release, and corresponding descriptions are contained in the company’s Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (SEC) on February 1, 2018.

Fiscal 2018 Second Quarter Key Developments

•
Sales were $571 million, compared with $488 million in the prior year quarter. Sales increased by 17 percent, driven by 15 percent organic growth and a 3 percent favorable currency exchange impact, partially offset by a 1 percent decrease due to fewer business days.

•
Pre-tax restructuring and related charges were $1 million, or $0.00 on a per share basis, and pre-tax benefits from cost savings initiatives were approximately $41 million. In the prior year quarter, pre-tax restructuring and related charges were $12 million, or $0.13 per share, and pre-tax benefits from cost savings initiatives were approximately $24 million.

•
Operating income was $68 million, compared to $24 million in the prior year quarter. Adjusted operating income was $70 million, compared to $36 million in the prior year quarter. The increase in adjusted operating income is due primarily to organic sales growth, incremental restructuring benefits, higher productivity and fixed cost absorption and favorable mix, partially offset by higher compensation expense and more overtime costs. Operating margin was 11.9 percent in the current period compared to 4.9 percent in the prior year quarter. Adjusted operating margin was 12.2 percent in the current period compared to 7.3 percent in the prior year quarter.

•
The reported ETR was 29.3 percent and the adjusted ETR was 28.4 percent. The difference between the reported and adjusted tax rate in the quarter is driven by a discrete $4 million benefit for the release of the valuation allowance on U.S. deferred tax assets and a discrete $5 million charge for the correction of a prior period item. The enactment of U.S. tax reform in the quarter triggered the earlier than previously expected release of the valuation allowance in place against our U.S. net deferred tax assets. The valuation allowance was originally recorded in the fourth quarter of fiscal 2016. Adjusted EPS decreased an estimated $0.08 per share due to the tax effect of U.S. earnings that previously could not be tax effected. For the prior year quarter, the reported ETR was 50.9 percent and the adjusted ETR was 28.0 percent. The change in the adjusted ETR year-over-year is primarily due to prior year U.S. losses not being tax-effected and current year U.S. income being subject to tax now that a valuation allowance is no longer recorded on U.S. deferred tax assets.

•
EPS were $0.50, compared with $0.09 in the prior year quarter. Adjusted EPS were $0.52 in the current quarter and $0.24 in the prior year quarter. Reported results for the fiscal 2018 second quarter include the impact of recording an out of period non-cash charge to provision for income taxes of $0.07 and the one-time non-cash benefit of releasing the U.S. deferred tax valuation allowance of $0.05 per share. Reported results for the fiscal 2017 second quarter include restructuring and related charges of $0.13 per share and expense associated with recording an Australia deferred tax valuation allowance of $0.02 per share.

•
Year-to-date free operating cash flow was negative $18 million in both the current and prior year periods. Higher cash from operations before changes in certain other assets and liabilities and lower restructuring payments were offset by higher working capital and capital expenditures.

•	EBITDA were $93 million, compared with $49 million in the prior year quarter. Adjusted EBITDA were $94 million in the current quarter and $61 million in the prior year quarter.

Segment Developments for the Fiscal 2018 Second Quarter

•
Industrial sales of $312 million increased 17 percent from $267 million in the prior year quarter, reflecting organic growth of 14 percent and a 4 percent favorable currency exchange impact, partially offset by a 1 percent decrease due to fewer business days. Constant currency end market sales growth was approximately 19 percent in energy, 14 percent in transportation, 11 percent in general engineering and 9 percent in aerospace and defense. General engineering sales experienced growth from global sales in the indirect channel and in the light and general engineering sector. Growth in transportation sales in Asia Pacific and EMEA to tier suppliers and OEMs were dampened by lower sales to OEMs in the Americas. Oil and gas drilling sales in the Americas continues to provide overall growth in energy, coupled with increases in power generation sales primarily in Asia Pacific. Conditions continue to be favorable in the aerospace sector, with global sales related to engine growth being supplemented by increasing demand related to frames in the Americas. Constant currency regional sales growth was 20 percent in Asia Pacific and 11 percent in both the Americas and EMEA.

•
Industrial operating income was $43 million compared to $18 million in the prior year quarter. Adjusted operating income was $43 million compared to $24 million in the prior year quarter, driven primarily by organic sales growth, incremental restructuring benefits and higher productivity and fixed cost absorption, partially offset by higher compensation expense. Industrial operating margin was 13.9 percent compared to 6.8 percent in the prior year quarter. Industrial adjusted operating margin was 13.9 percent compared with 9.0 percent in the prior year quarter.

•
Widia sales of $48 million increased 11 percent from $43 million in the prior year quarter, driven by organic growth of 9 percent and a 2 percent favorable currency exchange impact. Widia organic sales growth continues to be positively impacted by the reorganization of distribution in Europe, growth in India related to higher demand trends, in addition to increasing demand in the U.S. energy markets and higher growth rates in emerging markets. Constant currency regional sales growth was 16 percent in EMEA, 8 percent in the Americas and 4 percent in Asia Pacific.

•
Widia operating income was $1 million compared to an operating loss of $3 million in the prior year quarter. Adjusted operating income was $1 million compared to an adjusted operating loss of $1 million in the prior year quarter, primarily driven by organic sales growth. Widia operating income margin was 1.8 percent compared to operating loss margin of 6.2 percent in the prior year quarter. Widia adjusted operating income margin was 2.2 percent compared with adjusted operating loss margin of 1.5 percent in the prior year quarter.

•
Infrastructure sales of $211 million increased 19 percent from $177 million in the prior year quarter, driven by organic growth of 18 percent and a 2 percent favorable currency exchange impact, partially offset by a 1 percent decrease due to fewer business days. Constant currency end market sales growth was approximately 25 percent in energy, 20 percent in general engineering and 11 percent in earthworks. Oil and gas in the U.S. continues to stabilize, manifesting in high year-over-year growth in energy with average U.S. land rig counts up over 60 percent compared to the prior year quarter. In the earthworks market, underground mining continues to show signs of improvement, while construction sales improved in part due to stronger demand in road rehabilitation. Constant currency regional sales growth was 24 percent in Asia Pacific, 20 percent in the Americas and 1 percent in EMEA.

•
Infrastructure operating income was $26 million compared to $10 million in the prior year quarter. Adjusted operating income was $27 million compared to $14 million in the prior year quarter. The change in adjusted operating results was primarily due to organic sales growth, incremental restructuring benefits and favorable mix, partially offset by higher compensation expense, raw material costs and overtime. Infrastructure operating income margin was 12.1 percent compared to 5.8 percent in the prior year quarter. Infrastructure adjusted operating income margin was 12.6 percent compared with 7.9 percent in the prior year quarter.

Fiscal 2018 First Half Key Developments

•
Sales were $1,114 million, compared to $965 million in the same period last year. Sales increased by 15 percent, driven by organic growth of 14 percent and a 2 percent favorable currency exchange impact, partially offset by a 1 percent decrease due to fewer business days.

•
Operating income was $125 million, compared to $15 million in the same period last year. Adjusted operating income was $133 million in the current period, compared to adjusted operating income of $58 million in the prior year. Adjusted operating income increased due primarily to organic sales growth, incremental restructuring benefits and favorable mix, partially offset by higher compensation expense, raw material costs and overtime costs. Operating margin was 11.2 percent, compared to 1.5 percent in the prior year. Adjusted operating margin was 11.9 percent, compared to 6.0 percent in the prior year.

•
EPS were $0.98 in the current year period, compared with loss per diluted share (LPS) of $0.18 in the prior year period. Adjusted EPS were $1.08 in the current year period and $0.35 in the prior year period.

Outlook

The company now expects consolidated adjusted EPS for the full fiscal year to be in the range of $2.40 to $2.70 per share on organic sales growth of 9% to 11%, a change from the previous outlook of $2.30 to $2.60 per share on organic sales growth of 5% to 7%. The updated adjusted EPS outlook includes higher estimated tax expense of $0.15 to $0.20 per share triggered by tax reform. The company currently expects free operating cash flow to be $0 to $30 million, which is reflective of our continued investments in modernization.

Mr. Rossi commented, "We are raising our adjusted EPS outlook despite the adverse effects of tax changes. We are making progress on our initiatives, and end market demand has strengthened more than anticipated, which we expect will result in higher organic sales growth."
Dividend Declared

Kennametal also announced that its board of directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on February 28, 2018 to shareholders of record as of the close of business on February 13, 2018.
The company will discuss its fiscal 2018 second quarter results in a live webcast at 8:00 a.m. Eastern Time, Friday, February 2, 2018. This event will be broadcast live on the company’s website, www.kennametal.com. To access the webcast, select "About Us", “Investor Relations” and then “Events.” A recorded replay of this event will also be available on the company’s website through March 1, 2018.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, cash flow and capital expenditures for fiscal year 2018 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; our ability to achieve all anticipated benefits of restructuring initiatives; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
Celebrating its 80th year as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 11,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.1 billion in revenues in fiscal 2017. Learn more at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands, except per share amounts)	2017	2016	2017	2016
Sales	$571,345	$487,573	$1,113,799	$964,713
Cost of goods sold	378,800	339,950	736,261	673,560
Gross profit	192,545	147,623	377,538	291,153
Operating expense	120,649	111,004	239,980	230,869
Restructuring and asset impairment charges	45	8,456	5,570	37,061
Amortization of intangibles	3,677	4,150	7,338	8,421
Operating income	68,174	24,013	124,650	14,802
Interest expense	7,231	7,151	14,379	14,144
Other expense, net	1,313	726	1,401	844
Income (loss) before income taxes	59,630	16,136	108,870	(186)
Provision for income taxes	17,472	8,221	27,074	13,100
Net income (loss)	42,158	7,915	81,796	(13,286)
Less: Net income attributable to noncontrolling interests	557	653	1,011	1,108
Net income (loss) attributable to Kennametal	$41,601	$7,262	$80,785	$(14,394)
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings (loss) per share	$0.51	$0.09	$0.99	$(0.18)
Diluted earnings (loss) per share	$0.50	$0.09	$0.98	$(0.18)
Dividends per share	$0.20	$0.20	$0.40	$0.40
Basic weighted average shares outstanding	81,477	80,206	81,274	80,131
Diluted weighted average shares outstanding	82,778	81,026	82,446	80,131

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2017	June 30, 2017
ASSETS
Cash and cash equivalents	$159,940	$190,629
Accounts receivable, net	392,923	380,425
Inventories	507,462	487,681
Other current assets	68,057	55,166
Total current assets	1,128,382	1,113,901
Property, plant and equipment, net	779,665	744,388
Goodwill and other intangible assets, net	490,670	491,894
Other assets	77,144	65,313
Total assets	$2,475,861	$2,415,496
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$1,360	$925
Accounts payable	190,592	215,722
Other current liabilities	215,669	244,831
Total current liabilities	407,621	461,478
Long-term debt and capital leases	695,722	694,991
Other liabilities	208,570	206,374
Total liabilities	1,311,913	1,362,843
KENNAMETAL SHAREHOLDERS’ EQUITY	1,126,405	1,017,294
NONCONTROLLING INTERESTS	37,543	35,359
Total liabilities and equity	$2,475,861	$2,415,496

SEGMENT DATA (UNAUDITED)	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands)	2017	2016	2017	2016
Outside Sales:
Industrial	$312,448	$267,492	$609,912	$536,536
Widia	47,744	42,874	92,987	83,888
Infrastructure	211,153	177,207	410,900	344,289
Total sales	$571,345	$487,573	$1,113,799	$964,713
Sales By Geographic Region:
Americas	$275,488	$238,031	$537,877	$468,669
EMEA	174,611	150,154	341,165	298,734
Asia Pacific	121,246	99,388	234,757	197,310
Total sales	$571,345	$487,573	$1,113,799	$964,713
Operating Income (Loss):
Industrial	$43,292	$18,067	$78,104	$23,603
Widia	856	(2,666)	918	(8,403)
Infrastructure	25,511	10,274	47,580	2,687
Corporate (1)	(1,485)	(1,662)	(1,952)	(3,085)
Total operating income	$68,174	$24,013	$124,650	$14,802
(1)  Represents unallocated corporate expenses

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: gross profit and margin; operating expense; operating expense as a percentage of sales; operating income and margin; effective tax rate; net income (loss) attributable to Kennametal shareholders; diluted EPS and LPS; Industrial operating income and margin; Widia operating income (loss) and margin; Infrastructure operating income and margin; free operating cash flow, EBITDA and margin, organic sales growth (consolidated and segment-level), constant currency end market sales growth and constant currency regional sales growth (which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results is the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the tables below and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K filed with the SEC on February 1, 2018.

THREE MONTHS ENDED DECEMBER 31, 2017 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Gross profit	Operating expense	Operating income	Effective tax rate	Net income(2)	Diluted EPS
Reported results	$571,345	$192,545	$120,649	$68,174	29.3%	$41,601	$0.50
Reported margins		33.7%	21.1%	11.9%
Restructuring and related charges	—	1,231	(214)	1,489	1.5	192	—
Impact of out of period adjustment to provision for income taxes(3)	—	—	—	—	(8.9)	5,297	0.07
Release of U.S. deferred tax valuation allowance(4)	—	—	—	—	6.5	(3,886)	(0.05)
Adjusted results	$571,345	$193,776	$120,435	$69,663	28.4%	$43,204	$0.52
Adjusted margins		33.9%	21.1%	12.2%
(2) Attributable to Kennametal Shareholders.
(3) Non-cash charge associated with the out-of-period impact of recording an adjustment to deferred tax charges associated with intra-entity product transfers.
(4) Non-cash benefit associated with the release of the valuation allowance on U.S. deferred tax assets as a result of application of a provision in the Tax Cuts and Jobs Act of 2017. The provision required a one-time transition tax on previously untaxed accumulated earnings and profits of non-U.S. companies. This transition tax resulted in a toll charge of $77 million which was fully offset by our U.S. deferred tax assets, which were still subject to a full valuation allowance. After the effect of the toll charge and utilization of existing tax attributes, deferred tax assets were remeasured and the valuation allowance was released. The toll charge is based on a reasonable estimate and is subject to finalization of collecting all information and analyzing the calculation in reasonable detail to complete the accounting.

	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income	Sales	Operating income
Reported results	$312,448	$43,292	$47,744	$856	$211,153	$25,511
Reported operating margin		13.9%		1.8%		12.1%
Restructuring and related charges	—	116	—	199	—	1,174
Adjusted results	$312,448	$43,408	$47,744	$1,055	$211,153	$26,685
Adjusted operating margin		13.9%		2.2%		12.6%

THREE MONTHS ENDED DECEMBER 31, 2016 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Gross profit	Operating expense	Operating income	Effective tax rate	Net income(2)	Diluted EPS
Reported results	$487,573	$147,623	$111,004	$24,013	50.9%	$7,262	$0.09
Reported margins		30.3%	22.8%	4.9%
Restructuring and related charges	—	2,405	(922)	11,783	(14.9)	10,904	0.13
Australia deferred tax valuation allowance	—	—	—	—	(8.0)	1,288	0.02
Adjusted results	$487,573	$150,028	$110,082	$35,796	28.0%	$19,454	$0.24
Adjusted margins		30.8%	22.6%	7.3%

	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating loss	Sales	Operating income
Reported results	$267,492	$18,067	$42,874	$(2,666)	$177,207	$10,274
Reported operating margin		6.8%		(6.2)%		5.8%
Restructuring and related charges	—	5,998	—	2,013	—	3,766
Adjusted results	$267,492	$24,065	$42,874	$(653)	$177,207	$14,040
Adjusted operating margin		9.0%		(1.5)%		7.9%

SIX MONTHS ENDED DECEMBER 31, 2017 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net income(2)	Diluted EPS
Reported results	$1,113,799	$124,650	$80,785	$0.98
Reported operating margin		11.2%
Restructuring and related charges	—	8,366	6,570	0.08
Impact of out of period adjustment to provision for income taxes(3)	—	—	5,297	0.07
Release of U.S. deferred tax valuation allowance(4)	—	—	(3,886)	(0.05)
Adjusted results	$1,113,799	$133,016	$88,766	$1.08
Adjusted operating margin		11.9%

SIX MONTHS ENDED DECEMBER 31, 2016 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net (loss) income(2)	Diluted (LPS) EPS
Reported results	$964,713	$14,802	$(14,394)	$(0.18)
Reported operating margin		1.5%
Restructuring and related charges	—	43,441	41,507	0.52
Australia deferred tax valuation allowance	—	—	1,288	0.01
Adjusted results	$964,713	$58,243	$28,401	$0.35
Adjusted operating margin		6.0%

FREE OPERATING CASH FLOW (UNAUDITED)	Three Months Ended December 31,		Six Months Ended December 31,

(in thousands)	2017	2016	2017	2016
Net cash flow from operating activities (5)	$86,647	$25,147	$66,774	$48,699
Purchases of property, plant and equipment	(43,117)	(28,309)	(85,223)	(70,573)
Proceeds from disposals of property, plant and equipment	419	2,371	846	3,509
Free operating cash flow	$43,949	$(791)	$(17,603)	$(18,365)
(5) Amounts for the three and six months ended December 31, 2016 have been restated to reflect adoption of FASB ASU 2016-09.

EBITDA (UNAUDITED)	Three Months Ended December 31,		Six Months Ended December 31,

(in thousands)	2017	2016	2017	2016
Net income (loss) attributable to Kennametal	$41,601	$7,262	$80,785	$(14,394)
Add back:
Interest expense	7,231	7,151	14,379	14,144
Interest income	(260)	(206)	(518)	(453)
Provision for income taxes	17,472	8,221	27,074	13,100
Depreciation	23,284	22,827	46,061	45,994
Amortization of intangibles	3,677	4,150	7,338	8,421
EBITDA	$93,005	$49,405	$175,119	$66,812
Margin	16.3%	10.1%	15.7%	6.9%

Adjustments:
Restructuring and related charges	1,489	11,783	8,366	43,441
Adjusted EBITDA	$94,494	$61,188	$183,485	$110,253
Adjusted margin	16.5%	12.5%	16.5%	11.4%

ORGANIC SALES GROWTH (UNAUDITED)
Three Months Ended December 31, 2017	Industrial	Widia	Infrastructure	Total
Organic sales growth	14%	9%	18%	15%
Foreign currency exchange impact	4	2	2	3
Business days impact	(1)	—	(1)	(1)
Divestiture impact	—	—	—	—
Acquisition impact	—	—	—	—
Sales growth	17%	11%	19%	17%

Six Months Ended December 31, 2017	Total
Organic sales growth	14%
Foreign currency exchange impact	2
Business days impact	(1)
Divestiture impact	—
Acquisition impact	—
Sales growth	15%

CONSTANT CURRENCY END MARKET SALES GROWTH (UNAUDITED)
Industrial
Three Months Ended December 31, 2017	General Engineering	Transportation	Aerospace and Defense	Energy
Constant currency end market sales growth	11%	14%	9%	19%
Foreign currency exchange impact	4	4	2	3
Divestiture impact	—	—	—	—
Acquisition impact	—	—	—	—
End market sales growth(6)	15%	18%	11%	22%

Infrastructure
Three Months Ended December 31, 2017	Energy	Earthworks	General Engineering
Constant currency end market sales growth	25%	11%	20%
Foreign currency exchange impact	1	2	2
Divestiture impact	—	—	—
Acquisition impact	—	—	—
End market sales growth(6)	26%	13%	22%

CONSTANT CURRENCY REGIONAL SALES GROWTH (UNAUDITED)
Three Months Ended December 31, 2017	Americas	EMEA	Asia Pacific
Industrial
Constant currency regional sales growth	11%	11%	20%
Foreign currency exchange impact	1	8	3
Divestiture impact	—	—	—
Acquisition impact	—	—	—
Regional sales growth(7)	12%	19%	23%

Widia
Constant currency regional sales growth	8%	16%	4%
Foreign currency exchange impact	1	6	3
Divestiture impact	—	—	—
Acquisition impact	—	—	—
Regional sales growth(7)	9%	22%	7%

Infrastructure
Constant currency regional sales growth	20%	1%	24%
Foreign currency exchange impact	1	5	2
Divestiture impact	—	—	—
Acquisition impact	—	—	—
Regional sales growth(7)	21%	6%	26%
(6) Aggregate sales for all end markets sum to the sales amount presented on the company's financial statements.
(7) Aggregate sales for all regions sum to the sales amount presented on the company's financial statements.